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                                                                      EXHIBIT 11


Statement regarding computation of per share earnings:

Warrants issued to purchase common stock and shares issuable under employee stock options were excluded from the computation of weighted average number of shares outstanding since such shares were either anti-dilutive or their dilutive effect was not material.